Exhibit 99 - Press release issued May 26, 2006

1411 Third Street, PO Box 5004, Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Treasury & Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY, INC. ANNOUNCES MICHIGAN RATE CASE FILING THAT INCLUDES A NEW RESIDENTIAL RATE DESIGN

PORT HURON, MI, MAY 26, 2006 - SEMCO ENERGY, Inc. (NYSE:SEN) announced today that its Michigan division, SEMCO ENERGY GAS COMPANY (SEMCO), filed a request with the Michigan Public Service Commission (MPSC) on May 25, 2006, seeking an $18.1 million increase in base rates and MPSC approval of changes in the way the Company charges customers (or “rate design”). This requested increase in revenues represents a proposed increase of approximately $3.00 per month for average residential customers compared to what they paid last year.
Base rates recover all of SEMCO’s costs of serving customers, including investments in gas distribution equipment (such as meters and pressure regulators, gas mains, and service connections to homes and businesses) and other business expenses (such as meter reading, customer service, health care, insurance and regulatory compliance costs). The Company’s request to increase base rates is an attempt to recover the higher costs of service and end a pattern where SEMCO has earned substantially less than the Commission has authorized in prior rate case decisions.

As part of this rate filing, the Company also proposes to change the way residential customers are charged for service. Traditionally, the bills customers pay are comprised primarily of three components:
•	a fixed monthly Customer Charge;
•	a consumption-based Service Charge; and
•
the Cost of Natural Gas itself, also based on how much a customer consumes. (The Cost of Natural Gas, which currently makes up approximately 80 percent of a customer’s bill, is a pass-through cost that can vary from month to month, depending on the market price for natural gas and a customer’s own usage patterns. SEMCO does not make a profit on the Cost of Natural Gas.)

Under the Company’s current rate design, the consumption-based Service Charge also varies based on the amount of natural gas a customer uses. As a result, the Service Charge tends to result in higher customer bills in the winter heating season when usage is higher.
SEMCO proposes to “decouple” or sever the current connection between how much gas a customer uses and how much money the utility receives from the Service Charge. Instead, SEMCO has asked the MPSC to combine the monthly Customer Charge and the consumption-based Service Charge into one fixed charge of approximately $25 per month (or less than $1 per day). This billing component would be “levelized,” meaning that it would not vary with how much natural gas a customer uses each month.

Eugene N. Dubay, SEMCO ENERGY Senior Vice President and Chief Operating Officer, commented on the reasons for the requested base rate increase: “Our costs of providing service have gone up, just as customers have seen increases in the costs of everyday goods and services they buy. In addition, the Company has been earning only about half what the Commission has authorized in prior cases. The proposed base rate increases and rate design changes are necessary to give SEMCO a reasonable opportunity to recoup its costs of providing service, including the investments it makes to serve customers.” Dubay added: “Customers should know that, even though the Company is seeking additional revenue in this case, SEMCO is a top-ranked utility in terms of efficiency and productivity. Our commitment to operating this way shows that we know that it is important to our customers that we spend money wisely in order to keep our rates as low as possible. SEMCO’s customers actually paid less last year for our service (excluding the cost of natural gas) than they did ten years ago.”
Dubay also commented on the proposed new residential rate design: “This approach to billing customers is used elsewhere in the country for natural gas service and is a familiar way of billing for other kinds of services (such as cell phones and internet access). I also think that customers will be surprised to learn that what SEMCO needs to cover its costs of providing service is about $25 per month. This is a small fraction of their total monthly bill. A second benefit is that, with this rate design change, the Company will continue to promote conservation, but without being hurt financially when customers use less natural gas. To demonstrate that benefit, this filing includes a proposal that SEMCO take a more active role in educating customers about how they can use energy more efficiently.”

The amount of any increase in SEMCO’s base rates will depend on what action the MPSC takes on the Company’s filing, including various rate design proposals. SEMCO has asked that the MPSC review the Company’s proposals to increase rates and change rate design, hold any necessary hearings, and conclude the case by no later than March 2007.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.